As filed with the Securities and Exchange Commission on October  24, 2000

Registration No. 333-47292

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT
NO.  1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
————
HUMAN GENOME SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-3178468

(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

_______________________________________

9410 Key West Avenue
Rockville, Maryland 20850
(301) 309-8504
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________________________________

William A. Haseltine Ph.D.
Chief Executive Officer
Human Genome Sciences, Inc.
9410 Key West Avenue
Rockville, Maryland 20850
(301) 309-8504
(Name, address, including zip code and telephone number, including area code of agent for service)
________________________________________

Copies to:
R.W. Smith, Jr., Esquire
Piper Marbury Rudnick & Wolfe LLP
6225 Smith Avenue
Baltimore, Maryland 21209
(410) 580-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount	Offering Price Per	Aggregate	Amount of
To Be Registered	To Be Registered	Share (1)	Offering Price (1)	Registration Fee (3)

Common Stock, par value $0.01 per share (2)	1,590,824 shares	$84.4375	$134,325,201.50	$0

(1)	Estimated solely for purposes of determining registration fee pursuant to Rule 457(c).

(2)	We will issue one right to purchase one share of our junior participating preferred stock as a dividend on each share of our common stock being registered. The rights initially are attached to and trade with the shares of our common stock being registered. Value attributable to these rights, if any, is reflected in the market price of our common stock.

(3)	A registration fee of $35,461.86 was previously paid in connection with this registration statement.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[TO BE INSERTED VERTICALLY ON LEFT MARGIN OF COVER OF PROSPECTUS]

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 24, 2000

1,590,824 Shares

Human Genome Sciences, Inc.

Common Stock

________________

      This prospectus relates to the public offering from time to time of up to an aggregate of 1,590,824 shares of our common stock by selling stockholders.

      Our common stock is listed on The Nasdaq National Market under the symbol “HGSI.” The last reported bid price of our common stock on the Nasdaq National Market on October 23, 2000 was $98.17 per share.

      Investing in our common stock involves risk. See “Risk Factors” beginning on Page 2.

      Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2000

-i-

HUMAN GENOME SCIENCES
RISK FACTORS
USE OF PROCEEDS
NEW SEC INTERPRETATION
DESCRIPTION OF CAPITAL STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
Consent of Ernst & Young LLP

HUMAN GENOME SCIENCES

      We are a leading genomics and biopharmaceutical company focused on therapeutic product development and functional analysis of genes using our proprietary technology platform. We discover, research, develop and intend to commercialize novel compounds for treating and diagnosing human disease based on the identification and study of genes. We focus our internal product development efforts on therapeutic proteins, antibodies, peptides and fusion proteins, and use collaborations for the development of gene therapy products and small molecule drugs. We have discovered a large number of genes through our genomics capabilities and have developed a rapidly evolving product pipeline based on our discoveries. Four therapeutic proteins we discovered, mirostipen (MPIF-1), repifermin (KGF-2), BLyS and VEGF-2, have entered human clinical trials. We recently submitted to the FDA an Investigational New Drug Application for a new albumin-alpha interferon fusion protein. We have a number of additional products in preclinical development.

      We have extensive capabilities in gene discovery, intellectual property protection and preclinical and clinical development and have recently established a manufacturing capability. We intend to add sales and marketing and additional manufacturing capabilities as needed. We have established strategic partnerships with a number of leading pharmaceutical and biotechnology companies to leverage our capabilities and gain access to complementary technologies and sales and marketing infrastructure. Some of these partnerships provide us with research funding and milestone payments, along with royalty payments as products are developed and commercialized. We are also entitled to certain co-promotion, co-development, revenue sharing and other product rights.

      We have a growing intellectual property portfolio protecting our genomic discoveries and product pipeline. As of October 6, 2000, we had 146 U.S. patents covering 107 full-length human genes and had filed U.S. patent applications covering more than 9,000 human genes and the proteins they encode.

      We are a Delaware corporation. Our headquarters are located at 9410 Key West Avenue, Rockville, Maryland 20850-3338. Our telephone number is (301) 309-8504.

      All share numbers in this prospectus have been adjusted to reflect a two-for-one stock split paid in the form of a stock dividend on October 5, 2000.

RISK FACTORS

      Investing in our common stock involves risk. You should consider carefully each of the following risks and all of the other information in this prospectus and the documents we incorporate by reference before investing in our common stock. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be adversely affected.

Risks Related to our Business Model

Because our business strategy is still largely untested, we do not know whether we will be able to commercialize any of our products or to what extent we will generate revenue.

      We do not know whether we can implement our business strategy successfully because we are in the early stages of development. We initially set out to find as many genes as possible and are now using that information to develop medical and pharmacological products. We use automated high-speed technology to:

•	rapidly identify the function of and obtain proprietary rights to a substantial number of genes; and

•	select genes with the greatest potential for the treatment and diagnosis of human disease.

      Nobody has tested our strategy. Other companies first target particular diseases and try to find cures for them through gene-based therapies. If our strategy does not result in the development of products that we can sell profitably, we will be unable to generate revenue.

If we are unable to identify genes with potential value, we may not be able to recover our investment in our gene discovery effort.

      We invested significant time and resources to isolate and study genes and determine their functions. We now devote an ever-increasing portion of our resources to identifying and developing proteins, antibodies and other compounds for the treatment of human disease. We have recently made substantial capital expenditures and hired additional personnel to foster these activities. Before we can commercialize a product, we must rigorously test the product in the laboratory and complete extensive human studies. We cannot assure you that expenses for testing and study will yield profitable products or even products approved for marketing by the FDA. We will incur additional costs to continue these activities. If we are not successful in identifying products which we can develop commercially, we may be unable to recover the large investment we make in research and development.

Because our product development efforts depend on new and rapidly-evolving technologies, we do not know whether our efforts will be successful.

      To date, companies have developed and commercialized relatively few gene-based products. Our work depends on new, rapidly-evolving technologies and on the marketability and profitability of innovative products. Commercialization involves risks of failure inherent in the development of products based on innovative technologies and the risks associated with drug development generally. These risks include the possibility that:

•	these technologies or any or all of the products based on these technologies will be ineffective or toxic, or otherwise fail to receive necessary regulatory clearances;

•	the products, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market;

•	proprietary rights of third parties will prevent us or our collaborators from exploiting technologies or marketing products;

•	third parties will market superior or equivalent products; and

•	we may not be able to obtain or exploit new and superior technology which could render obsolete the technologies we use.

Because we are an early stage company, we do not know whether we can develop our business or achieve profitability.

      We expect to continue to incur increasing losses and we cannot assure you that we will ever become profitable. We are in the early stages of development, and it will be a number of years, if ever, before we are likely to receive revenue from product sales or royalty payments. We will continue to incur substantial expenses relating to research and development efforts. We anticipate that we will increase these efforts as we focus on the laboratory and human studies that are required before we can sell a product. The development of our products requires significant further research, development, testing and regulatory approvals. We may not be able to develop products that will be commercially successful or that will generate revenue in excess of the cost of development.

Product Development Risks

Because we have limited experience in developing and commercializing products, we may be unsuccessful in our efforts to do so.

      Our ability to develop and commercialize products based on proteins, antibodies and other compounds will depend on our ability to:

•	develop products internally;

•	complete laboratory testing and human studies;

•	obtain and maintain necessary intellectual property rights to our products;

•	obtain and maintain necessary regulatory approvals related to the efficiency and safety of our products;

•	develop efficient production facilities meeting all regulatory requirements or enter into arrangements with third parties to manufacture our products on our behalf; and

•	deploy sales and marketing resources effectively or enter into arrangements with third parties to provide these functions.

      Although we have initiated human studies with respect to three products, we have limited experience with these activities and may not be successful in developing or commercializing these or other products.

Because clinical trials for our products will be expensive and protracted and their outcome is uncertain, we must invest substantial amounts of time and money that may not yield viable products.

      Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any product, we must demonstrate through laboratory, animal and human studies that such product is both effective and safe for use in humans. We will incur substantial expense for and devote a significant amount of time to these studies.

      The results of preliminary studies do not predict clinical success. A number of potential drugs have shown promising results in early testing but subsequently failed to obtain necessary regulatory approvals. Data obtained from tests are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. Regulatory authorities may refuse or delay approval as a result of many other factors, including changes in regulatory policy during the period of product development.

      Completion of clinical trials may take many years. The length of time required varies substantially according to the type, complexity, novelty and intended use of the product candidate. Our rate of commencement and completion of clinical trials may be delayed by many factors, including:

•	our inability to manufacture sufficient quantities of materials for use in clinical trials;

•	variability in the number and types of patients available for each study;

•	difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

•	unforeseen safety issues or side effects;

•	poor or unanticipated effectiveness of products during the clinical trials; or

•	government or regulatory delays.

      Four of our products, MPIF-1, KGF-2, BLyS and VEGF-2 have entered clinical trials, but only a small number of patients is involved. To date, data obtained from these clinical trials have been insufficient to demonstrate safety and efficacy under applicable FDA guidelines and are not sufficient to support an application for regulatory approval without further studies. Studies conducted by us or by third parties on our behalf may not demonstrate sufficient effectiveness and safety to obtain the requisite regulatory approvals for MPIF-1, KGF-2, BLyS and VEGF-2 or any other potential products. Regulatory authorities may not permit us to undertake any additional clinical trials.

Because the clinical testing of VEGF-2 has been put on hold by the FDA, the clinical success of VEGF-2 is uncertain.

      Vascular Genetics, to which we have licensed VEGF-2 for gene therapy, announced that it will not enroll or treat additional patients in its clinical trials of VEGF-2 in response to an FDA hold on testing. Four clinical trials of VEGF-2 had been ongoing. Vascular Genetics announced the completion of three of these trials because enrollment and treatment were complete. In the fourth study, a majority of the target patients had been enrolled and treated. During the hold period, Vascular Genetics will provide the FDA with results which are being compiled from the clinical trials, in addition to providing measurements of the amount of the VEGF-2 protein in patient blood samples. Vascular Genetics must receive approval from the FDA before it can complete the fourth trial or initiate additional trials.

      The trials of VEGF-2 are being conducted with patients for whom conventional treatments have been unsuccessful or for whom no conventional treatment exists. During the course of treatment, these patients could die or suffer adverse medical effects for reasons that may not be related to VEGF-2. Deaths in the patient population for the

VEGF-2 trial did occur, in both active and placebo groups, and Vascular Genetics has reviewed the relevant data regarding these patients and provided an analysis of the reasons for these deaths to the FDA. These adverse effects may affect the interpretation of the clinical trial results and the success of the trials. Later clinical trials may be extensive, expensive and time-consuming. VEGF-2 may never be approved for use in humans.

Because neither we nor any of our collaboration partners have received marketing approval for any product resulting from our research and development efforts, and may never be able to obtain any such approval, we may not be able to generate any product revenue.

      We have not completed development of any product based on our genetic research. It is possible that we will not receive FDA marketing approval for any of our products. Although four of our potential products have entered clinical trials, we cannot assure you that any of these products will receive marketing approval. All the products being developed by our collaboration partners will also require additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales. In some cases, the length of time that it takes for our collaboration partners to achieve various regulatory approval milestones may affect the payments that we are eligible to receive under our collaboration agreements. We and our collaboration partners may need to successfully address a number of technical challenges in order to complete development of our products. Moreover, these products may not be effective in treating any disease or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

Risks from our Collaboration Relationships and Strategic Acquisitions

Our plan to use collaborations to leverage our capabilities and to grow in part through the strategic acquisition of other companies and technologies will not be successful if we are unable to integrate our partners’ capabilities or the acquired companies with our other operations or if they do not meet our expectations.

      As part of our strategy, we intend to continue to evaluate strategic partnership opportunities and consider acquiring complementary technologies and businesses. In order for our future collaboration efforts to be successful, we must first identify partners whose capabilities complement and integrate well with ours. Technologies to which we gain access may prove ineffective or unsafe. Our partners may prove difficult to work with or less skilled than we originally expected. In addition, any past collaborative successes are no indication of potential future success in this area. In order to achieve the anticipated benefits of an acquisition, we must integrate the acquired company’s business, technology and employees in an efficient and effective manner. The successful combination of companies in a rapidly changing biotechnology and genomics industry may be more difficult to accomplish than in other industries. The combination of two companies requires, among other things, integration of the companies’ respective technologies and research and development efforts. We cannot assure you that this integration will be accomplished smoothly or successfully. The difficulties of integration are increased by the necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies. The integration of certain operations will require the dedication of management resources which may temporarily distract attention from the day-to-day operations of the combined companies. The business of the combined companies may also be disrupted by employee retention uncertainty and lack of focus during integration. The inability of management to successfully integrate the operations of the two companies, in particular, to integrate and retain key scientific personnel, or the inability to successfully integrate two technology platforms, could have a material adverse effect on our business, results of operations and financial condition.

Because of the public availability of genomic data, the benefits to our partners of collaboration with us may be significantly reduced.

      The benefit to many of our partners from collaborations with us is access to our genomic databases. There is substantially more genomic data now available in the public domain than when several of our collaboration agreements were originally executed. As a result, we expect that some of these collaboration agreements may not be renewed when they expire.

Because we depend on our collaboration partners for revenue, we may not become profitable if we cannot increase the revenue from our collaboration partners or other sources.

      To date we have received substantially all our revenue from payments made under our collaboration agreements with SmithKline Beecham and, to a lesser extent, other agreements. The SmithKline Beecham collaboration agreement and many of our other collaboration agreements will expire in 2001. We expect that some or all of these collaboration agreements may not be renewed. We also may not be able to enter into additional collaboration agreements. We may not receive expected milestone or royalty payments under our collaboration agreements if our collaborators fail to:

•	develop marketable products;

•	obtain regulatory approvals for products; or

•	successfully market products based on our research.

If our relationship with any of our collaborators prevents us from entering into other collaborative agreements, we may have limited opportunities for product development and revenue growth.

      Several of our collaboration agreements restrict our ability to enter into similar agreements. Our current collaborators may prevent us from obtaining the revenue and assistance that additional collaborators could provide. Because our existing collaboration partners may force us to rely on them, these partners may be able to exercise a great degree of control over our business.

If one of our collaborators pursues a product that competes with our products, it may have a conflict of interest and we may not receive the milestone or royalty payments that we expect.

      Each of our collaborators is developing a variety of products, some with other partners. Our collaborators may pursue existing or alternative technologies instead of products they are developing in collaboration with us. Our collaborators may also develop products that are similar to or compete with products they are developing in collaboration with us. If our collaborators pursue these other products instead of our products, we may not receive milestone or royalty payments.

If we are unable to integrate Principia successfully, we may be unable to obtain any anticipated benefits from the Principia acquisition.

      We acquired Principia because of its albumin fusion technology. We expect to use this technology to create longer lasting forms of our products and the products of our partners. Although this technology has been tested in the laboratory, it has not been approved for use in humans. We cannot assure you that we will be able to use this technology to create products that can be commercialized, or that albumin fused with a protein will extend the life of the protein.

Financial and Market Risks

Because of our substantial indebtedness, we may be unable to adjust our strategy to meet changing conditions in the future.

      As of June 30, 2000, we had long-term obligations of approximately $533.0 million. Our substantial debt will have several important consequences for our future operations. For instance:

•	payments of interest on, and principal of, our indebtedness will be substantial, and may exceed then current revenues;

•	we may be unable to obtain additional future financing for capital expenditures, acquisitions or general corporate purposes;

•	we may be unable to withstand changing competitive pressures, economic conditions and governmental regulations; and

•	we may be unable to make acquisitions or otherwise take advantage of significant business opportunities that may arise.

If we do not obtain substantial additional funding on acceptable terms, we may not be able to continue to grow our business and generate enough revenue to recover our investment in our product development effort.

      Since inception we have expended, and will continue to expend, substantial funds to continue our research and development programs. If we incur unanticipated expenses or delays in receipt of revenue, we may need additional financing beyond that which we have projected to fund our operating expenses and capital requirements. We may not be able to obtain additional financing on acceptable terms. If we raise additional funds by issuing equity securities, the new securities may dilute the interests of our existing stockholders.

Because our stock price has been and will likely continue to be volatile, the market price of our common stock may be lower or more volatile than you expected.

      Our stock price, like the stock prices of other emerging and biotechnology companies, has been highly volatile. During the past year, the market price of our common stock has been as low as $17.84 per share and as high as $116.38 per share. The market price of our common stock could fluctuate widely because of:

•	future announcements about our company or our competitors, including the results of testing, technological innovations or new commercial products;

•	regulatory actions and changes in government regulations;

•	announcements relating to health care reform;

•	our failure to acquire or maintain proprietary rights to the gene sequences we discover or the products we develop;

•	litigation; and

•	public concern as to the safety of our products.

      The stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many emerging and biotechnology companies. These fluctuations have often been unrelated to the operating performance of these companies. These broad market fluctuations may cause the market price of our common stock to be lower or more volatile than you expected.

Intellectual Property Risks

If patent laws or the interpretation of patent laws change, our competitors may be able to develop and commercialize our discoveries.

      The patent protection available to biotechnology firms is highly uncertain and involves complex legal and factual questions that will determine who has the right to develop a particular product. No clear policy has emerged regarding the breadth of biotechnology patents. There have been, and continue to be, intensive discussions on the scope of patent protection for both partial gene sequences and full-length genes. Some regulatory authorities question the appropriateness of patents on genes. The Patent and Trademark Office has recently proposed new guidelines for patents. The biotechnology patent situation is even more uncertain outside the U.S. and is currently undergoing review and revision in many countries. These proposals and other changes in patent laws in the U.S. and other countries may result in changes in, or different interpretations of, patent laws which might allow others to use our discoveries or develop and commercialize our products.

If our patent applications do not result in issued patents, our competitors may obtain rights to and commercialize the discoveries we attempted to patent.

      Our pending applications covering full-length genes and their corresponding proteins may not result in the issuance of any patents. As of October 6, 2000, we had filed patent applications for more than 9,000 human genes and their corresponding proteins and all or portions of genomes of eight infectious microorganisms and one non-infectious microorganism. As of that date, we had only 146 U.S. patents covering 107 full-length human genes. Our applications may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, we may not obtain enforceable patents on genes we may want to commercialize.

If information about the genes we discover is published by others before we apply for patent protection, we may be unable to obtain patent protection, which would enable others to develop and commercialize our discoveries.

      Washington University has identified genes through partial sequencing funded by Merck & Co. and has deposited those partial sequences in a public database. In January 1997, The Institute for Genomic Research, or TIGR, in collaboration with the National Center for Biological Information, disclosed full-length DNA sequences which are reportedly in excess of 35,000 sequences that were assembled from partial gene sequences available in publicly accessible databases or sequenced at TIGR. In June 2000, the Human Genome Project and Celera Genomics Corporation claimed to have completed an initial sequencing of the human genome and have agreed to make this information available to the public at no cost. These public disclosures might limit the scope of our claims or make unpatentable subsequent patent applications on full-length genes we file. Any publication of sequence information may prevent us from obtaining patent protection for some genes in which we may have a scientific or commercial interest.

If others file patent applications or obtain patents similar to ours, then the Patent and Trademark Office may deny our patent applications, or others may restrict the use of our discoveries.

      Other companies or institutions have filed, and may file in the future, patent applications which attempt to patent genes similar to those covered in our patent applications. The Patent and Trademark Office will decide which applications merit a patent and the priority of competing patent claims. Any patent application filed by a third party may prevail over patent applications we filed, in which event the third party may require us to stop pursuing a potential product or to negotiate a royalty arrangement to pursue the potential product.

If our potential products conflict with patents that competitors, universities or others have obtained, then we may be unable to commercialize those products.

      Other parties may claim that our products infringe their patents. This risk will increase as the biotechnology industry expands and as other companies obtain more patents and attempt to discover genes through the use of high-speed sequencers. Other persons could bring legal actions against us to claim damages or to stop our manufacturing and marketing of the affected products. If any of these actions are successful, in addition to demanding monetary damages these persons may require us to obtain a license in order to continue to manufacture or market the affected products. We believe that there will continue to be significant litigation in our industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our resources.

Because issued patents may not fully protect our discoveries, our competitors may be able to commercialize products similar to those covered by our issued patents.

      Issued patents may not provide commercially meaningful protection against competitors and may not provide us with competitive advantages. Other parties may challenge our patents or independently develop similar products which could result in an interference proceeding in the Patent and Trademark Office. Others may be able to design around our issued patents or develop products providing effects similar to our products. In addition, others may discover uses for genes or proteins different from uses covered in our patents, and these other uses may be separately patentable. If another party holds a patent on the use of an invention, even if we hold the patent on the invention itself, that other party could prevent us from selling any product that involves the use.

We rely on our collaboration partners to seek patent protection for the products they develop based on our research.

      Much of our future revenue may be derived from royalty payments from our collaboration partners. These partners face the same patent protection issues that we and other biotechnology firms face. As a result, we cannot assure you that any product developed by our collaboration partners will be patentable, and therefore, we may never receive any royalty payments. We also rely on our collaboration partners to effectively prosecute their patent applications. Their failure to obtain or protect necessary patents could also result in a loss of royalty revenue to us.

If we are unable to protect our trade secrets, others may be able to use our secrets to compete more effectively.

      We may not be able to adequately protect our trade secrets. We rely on trade secret protection to protect our confidential and proprietary information. We believe that we have developed proprietary procedures for making libraries of DNA sequences and genes. We have not sought process patent protection for these procedures. We have also developed a substantial database of genes we have identified. While we have entered into confidentiality agreements with employees and academic collaborators, we may not be able to prevent their disclosure of these data or materials. Others may independently develop substantially equivalent information and techniques. TIGR has developed or possesses specific trade secrets important to our business, including information about sequencing procedures and genes identified by TIGR.

Regulatory Risks

Because we are subject to extensive and uncertain government regulatory requirements, we may be unable to obtain government approval of our products in a timely manner.

      Our products are subject to the extensive and evolving regulatory approval process of the FDA and comparable agencies in other countries. The regulation of new products is extensive, and the required process of laboratory testing and human studies is lengthy and expensive. We may not obtain FDA approvals in a timely manner, or at all. For instance, in February 2000, Vascular Genetics announced that it will not enroll or treat additional patients in its clinical trials of VEGF-2 in response to an FDA hold on further testing. We and our collaborators may encounter significant delays or excessive costs in our efforts to secure necessary approvals or licenses. Even if we obtain FDA regulatory approvals, the FDA extensively regulates manufacturing, labeling, distributing, marketing, promotion and advertising after product approval. Moreover, several areas in which we or our collaborators may develop products involve relatively new technology and have not been the subject of extensive product testing in humans. The regulatory requirements governing these products and related clinical procedures are still being determined. In addition, these products may be subject to substantial review by foreign governmental regulatory authorities which could prevent or delay approval in those countries. Regulatory requirements imposed on our products could limit our ability to test, manufacture and, ultimately, commercialize our products.

Negative public opinion and increased regulatory scrutiny of gene therapy and genetic research may limit our ability to conduct our business.

      Ethical, social and legal concerns about gene therapy, genetic testing and genetic research could result in additional regulations restricting or prohibiting the processes we or our suppliers may use. In recent years, gene therapy studies, including studies of VEGF-2, have come under increasing scrutiny which has delayed ongoing and may delay future clinical trials and regulatory approvals. Federal and state agencies, congressional committees and foreign governments have expressed interest in further regulating biotechnology. More restrictive regulations or claims that our products are hazardous could prevent us from commercializing any products.

Because we are subject to environmental, health and safety laws, we may be unable to conduct our business in the manner we currently intend.

      State and federal laws regarding environmental protection, hazardous substances and human health and safety affect our business. The use of hazardous substances in our operations exposes us to the risk of accidental releases. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and fines. Future changes to environmental, health and safety laws could cause us to incur additional expense or restrict our operations.

Industry Risks

Many of our competitors have substantially greater capabilities and resources and may be able to develop and commercialize products before we do.

      We are in a race to establish uses for and patent as many genes as possible and to bring to market the products we develop. Many of our potential competitors have substantially greater research and product development capabilities and financial, scientific, marketing and human resources. We face competition from entities using high-speed gene sequencers to discover genes. For instance, the government-sponsored Human Genome Project and Celera Genomics Corporation each claim to have mapped the entire human genome, and plan to make their findings publicly available. We also face competition from entities using more traditional methods to discover genes related to particular diseases. We expect that competition in our field will intensify.

      Our competitors include parties conducting research to identify genes and human genome research similar to or competing with our focus on gene discovery, including:

•	institutes, such as those sponsored by the U.S. government and the governments of Great Britain, France, Germany and Japan;

•	small laboratories associated with universities or other not-for-profit organizations;

•	pharmaceutical and biotechnology companies; and

•	government-financed programs.

      These competitors may:

•	succeed in identifying genes or developing products earlier than we do;

•	obtain approvals from the FDA or other regulatory agencies for products more rapidly than we do;

•	develop treatments or cures that are more effective than those we propose to develop; or

•	acquire similar gene sequencing machines and engage in the automated sequencing of genes.

      The other risks of competition include the following:

•	research and development by others may make our products, or the products we and our collaborators may develop, obsolete or uneconomical;

•	consumers may prefer existing or newly developed technologies to any product we develop; and

•	other companies use the same gene sequencing machines we use, in some cases for business purposes that compete with our business.

If we lose or are unable to attract key management or other personnel, we may experience delays in product development.

      We depend on our senior executive officers as well as key scientific and other personnel. Not all of our key personnel are bound by employment agreements, and those with employment agreements are bound only for a limited period of time. Our employment agreement with Dr. William A. Haseltine, our Chairman of the Board and Chief Executive Officer, expires in February 2001. Although Dr. Haseltine’s employment agreement automatically extends for additional one year terms, either party can terminate the agreement four months prior to the end of the applicable term. If Dr. Haseltine decides to terminate his employment with us, this termination could delay the commercialization of our products or prevent us from becoming profitable. Further, we have not purchased key-man life insurance on any of our executive officers or key personnel, and therefore may not have adequate funds to find acceptable replacements for them. Competition for qualified employees is intense among pharmaceutical and biotechnology companies, and the loss of qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the expansion of our activities, could hinder our ability to complete human studies successfully and develop marketable products.

If the health care system or reimbursement policies change, the prices of our potential products may fall or our potential sales may decline.

      In recent years, officials have made numerous proposals to change the health care system in the U.S. These proposals included measures that would limit payments for or prohibit certain medical procedures and treatments or subject the pricing of pharmaceuticals to government control. Government and other third-party payors increasingly attempt to contain health care costs by limiting both coverage and the level of reimbursement of newly approved health care products. In some cases, they may also refuse to provide any coverage of uses of approved products for disease indications other than those for which the FDA has granted marketing approval. Governments may adopt future legislative proposals and federal, state or private payors for health care goods and services may take action to limit their payments for goods and services. In certain foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. Any of these events could limit our ability to commercialize our products successfully.

Other Risks Related to our Business

Because we depend on a single supplier for gene sequencing machines and chemicals, we may be unable to identify additional genes if we lose that supplier.

      We currently depend on a single supplier, Applied Biosystems, a division of PE Corporation, to provide all our gene sequencing machines and the chemicals we require in connection with our gene sequencing process. If we are unable to obtain additional machines or an adequate supply of chemicals or other ingredients at commercially reasonable rates, we may be unable to continue to identify genes through gene sequencing. PE Corporation owns Celera Genomics Corporation, an entity that claims it has completed the initial mapping of the human genome and could potentially be one of our competitors. While other gene sequencing machines are available, we do not believe they are as efficient as the machines we currently use. Gene sequencing machines or chemicals may not remain available in commercial quantities at acceptable costs.

Because we currently have no proven manufacturing capacity capable of producing products for sale, we may have to rely on third parties to manufacture our products, and we may be unable to obtain required quantities economically.

      We currently do not have any manufacturing facilities that have produced materials for commercial sale or any experience in manufacturing materials suitable for commercial sale. If we need others to manufacture our products, we will have to depend on those third parties to comply with current good manufacturing practices, known as cGMPs, and other regulatory requirements and to deliver materials on a timely basis. These third parties may not perform adequately. Any failures by these third parties may delay our development of products or their submission for regulatory approval.

      During 1997 and 1998, we designed and the Maryland Economic Development Corporation constructed a process-development and manufacturing facility for the preparation of our proteins for human studies. MEDCO is now expanding this facility. The FDA must inspect and license this facility and the expansion to determine compliance with cGMP requirements before any commercial production. A delay in licensing of the facility or the expansion could delay or increase the cost of regulatory approval. We may not be able to successfully establish manufacturing capabilities and manufacture our products economically or in compliance with cGMPs and other regulatory requirements.

Because we currently have no marketing capability, we may be unable to commercialize our products.

      We currently do not have any products that are ready to be marketed. We expect that in the future we may rely on collaborators or on third parties to market any products that we may develop. These collaborators or other third parties may not be successful in marketing our products. However, we may also co-promote or retain U.S. marketing rights to our products. If we decide to market products directly, we will incur significant additional expenditures and commit significant additional management resources to develop an external sales force and implement our marketing strategy. We may not be able to establish a successful marketing force.

Because we may depend on other third parties to conduct laboratory testing and human studies, we may encounter delays in or lose some control over our efforts to develop products.

      We may be dependent on third-party research organizations to design and conduct our laboratory testing and human studies. If we are unable to obtain any necessary testing services on acceptable terms, we may not complete our product development efforts in a timely manner. If we rely on third parties for laboratory testing and human studies, we may lose some control over these activities and become too dependent upon these parties. These third parties may not complete testing activities on schedule or when we request.

Our certificate of incorporation, bylaws and rights plan could discourage acquisition proposals, delay a change in control or prevent transactions that are in your best interests.

      Provisions of our certificate of incorporation and bylaws, as well as Section 203 of the Delaware General Corporation Law, may discourage, delay or prevent a change in control of our company that you as a stockholder may consider favorable and may be against your best interest. We have also adopted a rights plan, or “poison pill,” that may discourage, delay or prevent a change in control. Our certificate of incorporation and bylaws contain provisions that:

•	authorize the issuance of up to 20,000,000 shares of “blank check” preferred stock that could be issued by our board to increase the number of outstanding shares and discourage a takeover attempt;

•	a classify our board with staggered, three-year terms, which may lengthen the time required to gain control of our board of directors;

•	limit who may call special meetings of stockholders; and

•	establish advance notice requirements for nomination of candidates for election to the board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Because this prospectus contains forward-looking statements, it may not prove to be accurate.

      This prospectus, including the documents we incorporate by reference, contains forward-looking statements and information relating to our company. We generally identify forward-looking statements using words like “believe,” “intend,” “expect,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate” or similar statements. We base these statements on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results may differ significantly from the results discussed in these forward-looking statements.

USE OF PROCEEDS

      We will not receive any proceeds from the sale by the selling stockholders of the common stock. We will pay all expenses of the registration and sale of the common stock, other than selling commissions and fees and stock transfer taxes.

NEW SEC INTERPRETATION

       In December 1999, the SEC issued Staff Accounting Bulletin 101, “Revenue Recognition in Financial Statements,” which provides guidance related to revenue recognition. The SEC delayed the required effective date of SAB 101 until the fourth fiscal quarter of fiscal years beginning after December 15, 1999, which is our fourth quarter of 2000. SAB 101 requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with APB Opinion No. 20, “Accounting Changes.”

      Historically we have recognized non-refundable license fees, research payments, additional payments and milestone payments in connection with collaboration agreements when the revenue is earned in accordance with the applicable performance requirements and/or contractual terms. This revenue recognition policy was applicable to certain agreements we entered into with Schering-Plough, Sanofi-Synthélabo and Merck KGaA during 1996. We recognized revenue under these agreements when we had performed all significant obligations and the customer was obligated to pay. We generally considered any remaining performance obligations, such as maintaining access to our genomic databases, as insignificant. However, SAB 101 provides guidance that indicates revenue recognition over the collaboration term is generally the preferred treatment for all fees, regardless of the significance of remaining performance obligations.

      We are currently in the process of evaluating the impact SAB 101 will have on our financial position and results of operations. Based upon the proposed implementation schedule of SAB 101, we have preliminarily determined that we will record a cumulative effect of a change in accounting principle of between $8 million and $13 million as a charge to earnings during the fourth quarter of 2000. We expect to recognize an equivalent amount as revenue over the remaining term of the applicable agreements, which will be during the first and second quarters of 2001.

DESCRIPTION OF CAPITAL STOCK

Common Stock

      We are authorized to issue 250,000,000 shares of common stock. Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After we satisfy the dividend rights of holders of any preferred stock, we will pay holders of common stock any dividend declared by our board out of funds legally available for that purpose. After we pay liquidation preferences to holders of any preferred stock, we will pay to holders of common stock, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock have no preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. In the future, we may designate and issue shares of a series of preferred stock with rights, preferences and privileges senior to those of our common stock.

Preferred Stock

      We are authorized to issue, without stockholder approval, up to 20,000,000 shares of preferred stock having rights senior to those of our common stock. Our board may issue the preferred stock in one or more series and fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including:

•	dividend rights;

•	conversion rights;

•	voting rights;

•	redemption rights and terms of redemption; and

•	liquidation preferences.

      Our board may fix the number of shares constituting any series and the designations of these series. We have issued rights that are in some cases exercisable for shares of our junior participating preferred stock. See “— Rights Agreement.”

      Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Possible Anti-Takeover Effects

      We have adopted provisions in our certificate of incorporation and bylaws to enhance the likelihood of continuity and stability in the composition of our board and its policies. In addition, provisions of Delaware law may hinder or delay an attempted takeover of our company other than through negotiation with our board. These provisions could discourage attempts to acquire us or remove our management even if some or a majority of our stockholders believe this action to be in their best interest. These provisions could discourage attempts that might result in our stockholders’ receiving a premium over the market price of their shares of common stock.

      Classified Board of Directors; Removal, Vacancies. We have divided our board into three classes of directors serving staggered three-year terms. The classification of directors makes it more difficult for stockholders to change the composition of our board in a relatively short period of time. Our directors may be removed only for cause. In addition, we may fill vacancies and newly created directorships resulting from any increase in the size of our board only by the affirmative vote of a majority of the directors then in office, a quorum or by a sole remaining director. Thus, stockholders may be unable to remove incumbent directors without cause and fill the resulting vacancies with their own nominees.

      Special Stockholders’ Meetings. Unless otherwise required by statute, only the following persons may call a special meeting of stockholders:

•	our board or our chairman or president; or

•	the holders of at least a majority of our securities outstanding and entitled to vote generally in the election of directors.

      Section 203 of Delaware Law. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation’s voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of our company or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Rights Agreement

      Our board has adopted a rights plan. As a result, we issued one preferred share purchase right for each outstanding share of common stock. We will issue one preferred share purchase right for each additional share of common stock that we issue. The rights become exercisable ten days after a person or group acquires 15%, or 20% in the case of some of our stockholders, or more of our outstanding common stock or commences or announces a tender or exchange offer which would result in such ownership. A holder of a right that becomes exercisable may purchase one four-thousandth of a share of our junior participating preferred stock, par value $.01 per share, at a price of $250.00 per one four-thousandth of a share, subject to adjustment.

      If any person acquires 15%, or 20% in the case of some of our stockholders, or more of our outstanding common stock, each right not owned by that person would permit the purchase, for the exercise price, of our common stock having a market value of twice the exercise price. After the rights become exercisable, if we are acquired through a merger or other business combination transaction or 50% or more of our assets or earning power is sold, a holder of a right may purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price.

      The rights expire on May 20, 2008, unless we redeem or exchange the rights before that time. The purchase price payable and the shares of preferred stock issuable upon exercise of the rights are subject to adjustment as described in the rights agreement. In addition, our board may redeem the rights, at $0.00025 per right, or replace the rights with new rights at any time. Our board may not redeem the rights after a person or group acquires 15%, or 20% in the case of some of our stockholders, or more of our outstanding common stock.

      Shares of this preferred stock, when issued upon exercise of the rights, will be non-redeemable and will rank junior to all series of any other class of preferred stock. Each share of this preferred stock will receive a cumulative preferential quarterly dividend payment equal to the greater of $250.00 per share or 4,000 times the dividend declared per share of common stock. In the event of liquidation, a holder of a share of this preferred stock will receive a preferential liquidation payment equal to the greater of $4,000 per share or 4,000 times the payment made per share of common stock. A holder of a share of this preferred stock will receive 4,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, a holder of a share of this preferred stock will receive 4,000 times the amount received per share of common stock. These rights are subject to anti-dilution adjustments.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.

SELLING STOCKHOLDERS

      We issued the shares of common stock offered by this prospectus to the selling stockholders in connection with our acquisition of the outstanding securities of Principia Pharmaceutical Corporation in a transaction exempt from the registration requirements of the Securities Act. The selling stockholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of these shares of common stock. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

      The selling stockholders have represented to us that they purchased the common stock for their own account for investment only and not with a view toward selling or distributing them, except through sales registered under the Securities Act or exemptions. We agreed with the selling stockholders to file this registration statement to register the resale of the common stock. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which the shares of common stock offered hereby no longer qualify as “registrable securities” under our registration rights agreement.

      The following table shows information, as of September 18, 2000, with respect to the beneficial ownership of common stock by each of the selling stockholders. The information in the table below with respect to each selling stockholder is based on information provided by or on behalf of that selling stockholder. Except as identified below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us.

      Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

      Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. None of the share amounts set forth below represents more than 1% of our outstanding stock as of September 18, 2000, adjusted as required by rules promulgated by the SEC.

	Common Stock Owned
	Prior to the	Common Stock
Name	Offering	Offered

Altira Capital & Consulting, LLC	1,344	1,344

Aventis Behring L.L.C	5,000	5,000

Delta Biotechnology Limited	238,404	238,404

General Electric Capital Corporation	7,276	7,276

Richard S. Gore(1)	12,560	8,972

	Common Stock Owned
	Prior to the	Common Stock
Name	Offering	Offered

HealthCare Ventures V, L.P.(2)	969,938	969,938

Hudson Trust	35,972	35,972

David King	77,650	77,650

David R. King and Eunice S. King	4,802	4,802

Frederick Kyle (3)	45,600	42,012

Werner Merkle	1,920	1,920

Christopher P. Prior	89,728	89,728

RHO Management Trust II (4)	125,252	107,806

Total	1,615,446	1,590,824

(1)	Includes options to purchase 3,588 shares of common stock.

(2)	James H. Cavanaugh, a general partner of the general partner of HealthCare Ventures V, L.P., was a director of Human Genome Sciences until February 1998.

(3)	Includes options to purchase 3,588 shares of common stock.

(4)	Joshua Ruch, the chairman and chief executive officer of Rho Management Company, Inc., which is the financial advisor to Rho Management Trust II, was a director of Human Genome Sciences until February 1998.

      Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

      We are registering an aggregate of 1,590,824 shares of common stock to permit public secondary sales of the shares by the selling stockholders from time to time after the date of this prospectus.

      The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. As used in this prospectus, “selling stockholders” includes donees, pledges, transferees and other successors in interest selling shares received from a selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution, distribution to members or stockholders or other non-sale transfer. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	by pledge to secure debts and other obligations; or

•	through a combination of any of the above, which may involve crosses or block transactions.

      In connection with the sale of the common stock, the selling stockholders may engage in short sales and may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the common stock and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

      The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

      Our outstanding common stock is listed for trading on the Nasdaq National Market.

      In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act. Any discounts, commissions or profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than in connection with this prospectus. The selling stockholders may decide not to sell all of the shares they hold. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

      To the extent required, the common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We entered into a registration rights agreement for the benefit of holders of the common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling stockholders and Human Genome Sciences and their directors, officers and controlling persons against liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay all of our expenses and substantially all of the expenses incurred by the selling stockholders because of the offering and sale of the common stock, provided that each selling holder will be responsible for payment of commissions, concessions and discounts of underwriters, broker-dealers or agents.

LEGAL MATTERS

      Piper Marbury Rudnick & Wolfe LLP, Baltimore, Maryland, will provide us with an opinion as to legal matters in connection with the securities offered under this prospectus.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our financial statements included in our annual report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

       We have filed with the SEC under the Securities Act a registration statement on Form S-3. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted under the rules of the SEC. We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The Exchange Act file number for our SEC filings is 000-22962. You may read and copy the registration statement and any other document we file at the following SEC public reference rooms:

Judiciary Plaza	500 West Madison Street	7 World Trade Center
450 Fifth Street, N.W.	14th Floor	Suite 1300
Rm. 1024	Chicago, Illinois 60661	New York, New York 10048
Washington, D.C. 20549

      You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. Our common stock is listed on the Nasdaq National Market under the symbol “HGSI.” You may read and copy our SEC filings and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION BY REFERENCE

       The SEC allows us to “incorporate by reference” the documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference any filings we make with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. We also incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 1999;

•	Quarterly Reports on Form 10-Q for the three months ended March 31, 2000 and June 30, 2000;

•	Current Reports on Form 8-K filed on February 2, 2000, March 3, 2000, March 13, 2000, March 24, 2000 and September 21, 2000; and

•	Description of Common Stock contained in Form 8-A filed pursuant to the Exchange Act.

      We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: 9410 Key West Avenue, Rockville, Maryland 20850, (301) 309-8504, Attention: Senior Vice President and Chief Financial Officer. See “Where You Can Find More Information” for other ways to obtain these documents.

      We furnish our stockholders with annual reports that contain audited financial statements and quarterly reports for the first three quarters of each year that contain unaudited interim financial information.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

14. Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by Human Genome Sciences, Inc. All of the amounts shown are estimated except the SEC registration fee.

Securities and Exchange Commission registration fee	$35,462

Transfer agent’s and trustee’s fees and expenses	5,000

Printing and engraving expenses	5,000

Legal fees and expenses	5,000

Accounting fees and expenses	5,000

Miscellaneous expenses	4,538

Total	$60,000

15. Indemnification of Officers and Directors

      Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant’s Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

      At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

16. Exhibits

Exhibit No.	Description

3.1*	Certificate of Incorporation of the Registrant

3.2**	Bylaws of the Registrant

4.1***	Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, dated as of May 20, 1998

4.2****	Form of Common Stock Certificate

5 †	Opinion of Piper Marbury Rudnick & Wolfe LLP

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2 †	Consent of Piper Marbury Rudnick & Wolfe LLP (included in Exhibit 5.1)

24.1 †	Powers of Attorney

*	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1993, Annual Report on Form 10-K/A for the year ended December 31, 1997, and Current Report on Form 8-K filed with the SEC on December 16, 1999.

**	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2000.

***	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on May 28, 1998.

****	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 filed with the SEC on September 6, 2000, File No. 333-45272.

†	Previously filed.

17. Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on the 24th day of October, 2000.

HUMAN GENOME SCIENCES, INC.

By: /s/ William A. Haseltine, Ph.D. William A. Haseltine, Ph.D. Chairman of the Board and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ William A. Haseltine, Ph.D William A. Haseltine, Ph.D.	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	October 24, 2000

* Craig Rosen, Ph.D.	Senior Vice President of Research and Development and Director	October 24, 2000

* Steven C. Mayer	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	October 24, 2000

* Jurgen Drews, M.D.	Director	October 24, 2000

* Beverly Sills Greenough	Director	October 24, 2000

* Robert D. Hormats	Director	October 24, 2000

* Max Link, Ph.D.	Director	October 24, 2000

* Alan G. Spoon	Director	October 24, 2000

* Laura D’Andrea Tyson, Ph.D	Director	October 24, 2000

* James B. Wyngaarden, M.D.	Director	October 24, 2000

* /s/ William A. Haseltine, Ph.D. Attorney-in-Fact

Exhibit Index

Exhibit No.	Description

3.1*	Certificate of Incorporation of the Registrant

3.2**	Bylaws of the Registrant

4.1***	Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, dated as of May 20, 1998

4.2****	Form of Common Stock Certificate

5 †	Opinion of Piper Marbury Rudnick & Wolfe LLP

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2 †	Consent of Piper Marbury Rudnick & Wolfe LLP (included in Exhibit 5.1)

24.1 †	Powers of Attorney

*	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1993, Annual Report on Form 10-K/A for the year ended December 31, 1997, and Current Report on Form 8-K filed with the SEC on December 16, 1999.

**	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2000.

***	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on May 28, 1998.

****	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 filed with the SEC on September 6, 2000, File No. 333-45272.

†	Previously filed.